[LOGO OF HAUSER, INC.]


HAUSER SELLS SHUSTER LABORATORIES TO SPECIALIZED TECHNOLOGY RESOURCES

     Long Beach, CA and Longmont, CO - August 28, 2002 - In line with a previously announced restructuring plan, Hauser, Inc. (OTCBB:HAUS) announced today that it sold its Shuster Laboratories division to Specialized Technology Resources, Inc., a private company, for approximately $7.7 million in cash. Hauser said it will use proceeds from the sale to pay down a substantial portion of its debt.

     "The sale of Shuster completes another important step in our turnaround plan for Hauser," said Kenneth Cleveland, Hauser's president and chief executive officer.

     Dennis Jilot, president of Specialized Technology Resources, said. "We are pleased to add Shuster Laboratories to our family of companies. This acquisition will enable us to provide a broad range of services to customers in a variety of industries."

     Shuster Laboratories provides contract research, development, testing, and quality assurance services to manufacturers, marketers, and retailers of foods, dietary supplements, pharmaceuticals, household chemicals, and personal care products. Shuster's customers are premier drug chains and mass merchandisers, and leading marketers of household chemicals in the United States, Europe and South America.

     Hauser, headquartered in Long Beach, California and Longmont, Colorado, is a leading supplier of herbal extracts and nutritional supplements. Hauser's products and services are principally marketed to the pharmaceutical, dietary supplement and food ingredient businesses. Hauser's business units include:
Botanicals International, ZetaPharm and Hauser Contract Research Organization.


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Certain oral and written statements of management of the Company included in this Press Release and elsewhere may contain forward-looking statements within the meaning of Section 27A of the Securities Exchange Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. These statements include the plans and objectives of management for future operations. The forward-looking statements included herein and elsewhere are based on current expectations that involve judgments which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that the forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved.

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CONTACTS:
          Kenneth C. Cleveland
          President and Chief Executive Officer
          Hauser, Inc.
          (310) 669-2164

          Robert Jaffe/Cecilia Wilkinson
          PondelWilkinson MS&L
          (323) 866-6060
          investor@pondel.com